Exhibit 99.1

News Release

Allison Transmission Announces Fourth Quarter and Full Year 2019 Results

*	Fourth Quarter 2019: Net Sales $617 million, Net Income $107 million, Adjusted EBITDA $216 million, Net Cash Provided by Operating Activities $202 million, Adjusted Free Cash Flow $121 million

*	Full Year 2019: Net Sales $2,698 million, Net Income $604 million, Adjusted EBITDA $1,083 million, Net Cash Provided by Operating Activities $847 million, Adjusted Free Cash Flow $675 million

INDIANAPOLIS, February 19, 2020 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the fourth quarter of $617 million, a 5 percent decrease from the same period in 2018. The decrease in net sales was principally driven by lower demand in the Global Off-Highway and Service Parts, Support Equipment & Other end markets partially offset by higher demand in the North America On-Highway end market.

Net Income for the quarter was $107 million compared to $147 million for the same period in 2018. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $216 million compared to $261 million for the same period in 2018. Net Cash Provided by Operating Activities for the quarter was $202 million compared to $232 million for the same period in 2018. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $121 million compared to $184 million for the same period in 2018.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented:

“2019 was an important year for Allison Transmission. We successfully completed three acquisitions, broke ground on two state-of-the-art technology facilities and achieved meaningful market share gains in North America. Full year 2019 results exceeded our guidance expectations, and both our North America and Outside North America On-Highway end markets concluded a third consecutive record revenue year.” Graziosi continued, “I am further pleased to report that Allison’s established and well-defined approach to capital structure and allocation remains intact. During the fourth quarter, we settled $62 million of share repurchases, resulting in $393 million of total share repurchases for the year, or approximately 7% of our outstanding shares. Also during the quarter, we paid a dividend of $0.15 per share and completed an opportunistic repricing of our term loan due March 2026, illustrating our commitment to prudent balance sheet management through a low-cost, flexible and pre-payable debt structure with long-dated maturities, while simultaneously investing in our business and returning capital to shareholders.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2019 Net Sales ($M)	Q4 2018 Net Sales ($M)	% Variance
North America On-Highway	$330	$303	9%
North America Off-Highway	$1	$17	(94%)
Defense	$42	$36	17%
Outside North America On-Highway	$91	$95	(4%)
Outside North America Off-Highway	$18	$47	(62%)
Service Parts, Support Equipment & Other	$135	$149	(9%)

Total Net Sales	$617	$647	(5%)

Fourth Quarter Highlights

North America On-Highway end market net sales were up 9 percent from the same period in 2018 principally driven by higher demand for Rugged Duty Series, Highway Series and Electric-Hybrid Propulsion models, led by the continued execution of our growth initiatives and associated market share gains, and down 11 percent on a sequential basis principally driven by lower demand for Rugged Duty Series, Highway Series and Pupil Transport/Shuttle Series models.

North America Off-Highway end market net sales were down $16 million from the same period in 2018 and down $5 million sequentially, in both cases principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were up 17 percent from the same period in 2018 principally driven by higher Tracked vehicle demand and up 5 percent on a sequential basis principally driven by higher Wheeled vehicle demand.

Outside North America On-Highway end market net sales were down 4 percent from the same period in 2018 principally driven by lower demand in Europe and Asia partially offset by higher demand in South America and down 9 percent sequentially principally driven by lower demand in Europe.

Outside North America Off-Highway end market net sales were down $29 million from the same period in 2018 and down $6 million on a sequential basis, in both cases principally driven by lower demand in the energy, mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were down 9 percent from the same period in 2018 principally driven by lower demand for North America Off-Highway service parts and up 3 percent sequentially principally driven by higher demand for North America parts.

Gross profit for the quarter was $298 million, a decrease of 12 percent from $338 million for the same period in 2018. Gross margin for the quarter was 48.3 percent, a decrease of 390 basis points from a gross margin of 52.2 percent for the same period in 2018. The decrease in gross profit from the same period in 2018 was principally driven by lower net sales and unfavorable mix, partially offset by price increases on certain products and favorable material costs.

Selling, general and administrative expenses for the quarter were $92 million, an increase of $2 million from the same period in 2018. The increase was principally driven by increased commercial activities spending partially offset by lower 2019 product warranty expense.

Engineering – research and development expenses for the quarter were $47 million, an increase of $10 million from the same period in 2018. The increase was principally driven by increased product initiatives spending.

During the fourth quarter, we recorded an $8 million benefit related to a reduction of the liability for ongoing environmental remediation activities at our Indianapolis, Indiana manufacturing facilities.

Interest expense for the quarter was $33 million, an increase of $2 million from the same period in 2018. The increase was principally driven by higher interest rates related to long-term debt refinancing that extended maturities at fixed interest rates.

Net income for the quarter was $107 million, a decrease of $40 million from the same period in 2018. The decrease was principally driven by lower gross profit and increased product initiatives spending partially offset by an environmental remediation benefit.

Net cash provided by operating activities was $202 million, a decrease of $30 million from the same period in 2018. The decrease was principally driven by lower gross profit, increased cash interest expense and increased product initiatives spending partially offset by lower operating working capital requirements and decreased cash income taxes.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $216 million, a decrease of $45 million from the same period in 2018. The decrease in Adjusted EBITDA was principally driven by lower gross profit and increased product initiatives spending.

Adjusted Free Cash Flow for the quarter was $121 million, a decrease of $63 million from the same period in 2018. The decrease was principally driven by $33 million of increased capital expenditures and $30 million of lower net cash provided by operating activities.

Full Year 2020 Guidance

Allison expects 2020 net sales to be in the range of $2,375 to $2,475 million, Net Income in the range of $425 to $475 million, Adjusted EBITDA in the range of $855 to $915 million, Net Cash Provided by Operating Activities in the range of $600 to $640 million, Adjusted Free Cash Flow in the range of $430 to $480 million and cash income taxes in the range of $60 to $70 million.

Our 2020 net sales guidance reflects lower demand in the Global On-Highway and Global Off-Highway end markets partially offset by increased demand in the Service Parts, Support Equipment & Other and Defense end markets and price increases on certain products.

Although we are not providing specific first quarter 2020 guidance, Allison does expect first quarter net sales to be down from the same period in 2019 principally driven by lower demand expected in the Global On-Highway end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Thursday, February 20 to discuss its fourth quarter and full year 2019 results and full year 2020 guidance. The dial-in number is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate on the conference call, a replay will be available from 11:00 a.m. ET on February 20 until 11:59 p.m. ET on February 27. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13698301.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Director of Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net sales	$617	$647	$2,698	$2,713
Cost of sales	319	309	1,304	1,291

Gross profit	298	338	1,394	1,422
Selling, general and administrative	92	90	354	364
Engineering - research and development	47	37	154	131
Environmental remediation	(8)	—	(8)	—
Loss associated with impairment of long-lived assets	2	4	2	4

Operating income	165	207	892	923
Interest expense, net	(33)	(31)	(134)	(121)
Other income (expense), net	2	(2)	10	3

Income before income taxes	134	174	768	805
Income tax expense	(27)	(27)	(164)	(166)

Net income	$107	$147	$604	$639

Basic earnings per share attributable to common stockholders	$0.90	$1.15	$4.95	$4.81

Diluted earnings per share attributable to common stockholders	$0.90	$1.14	$4.91	$4.78

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$192	$231
Accounts receivable, net	253	279
Inventories	199	170
Other current assets	42	45

Total Current Assets	686	725
Property, plant and equipment, net	616	466
Intangible assets, net	1,042	1,066
Goodwill	2,041	1,941
Other non-current assets	65	39

TOTAL ASSETS	$4,450	$4,237

LIABILITIES
Current Liabilities
Accounts payable	$150	$169
Product warranty liability	24	26
Current portion of long-term debt	6	—
Deferred revenue	35	34
Other current liabilities	202	197

Total Current Liabilities	417	426
Product warranty liability	28	40
Deferred revenue	104	88
Long-term debt	2,512	2,523
Deferred income taxes	387	329
Other non-current liabilities	221	172

TOTAL LIABILITIES	3,669	3,578
TOTAL STOCKHOLDERS’ EQUITY	781	659

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,450	$4,237

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$202	$232	$847	$837
Net cash used for investing activities (a) (b)	(82)	(51)	(405)	(103)
Net cash used for financing activities	(81)	(171)	(480)	(700)
Effect of exchange rate changes on cash	1	—	(1)	(2)

Net increase (decrease) in cash and cash equivalents	40	10	(39)	32
Cash and cash equivalents at beginning of period	152	221	231	199

Cash and cash equivalents at end of period	$192	$231	$192	$231

Supplemental disclosures:
Interest paid	$62	$47	$125	$115
Income taxes paid	$5	$21	$89	$101
(a) Business acquisitions	$—	$—	$(232)	$—
(b) Additions of long-lived assets	$(81)	$(48)	$(172)	$(100)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net income (GAAP)	$107	$147	$604	$639
plus:
Income tax expense	27	27	164	166
Interest expense, net	33	31	134	121
Amortization of intangible assets	21	21	86	87
Depreciation of property, plant and equipment	24	19	81	77
Stock-based compensation expense (a)	3	4	13	13
Environmental remediation (b)	(8)	—	(8)	—
UAW Local 933 retirement incentive (c)	6	8	5	15
Loss associated with impairment of long-lived assets (d)	2	4	2	4
Expenses related to long-term debt refinancing (e)	—	—	1	—
Acquisition-related earnouts (f)	1	—	1	—
Technology-related investment expense (g)	—	3	—	3
Unrealized (gain) loss on foreign exchange (h)	—	(3)	—	3

Adjusted EBITDA (Non-GAAP)	$216	$261	$1,083	$1,128

Net sales (GAAP)	$617	$647	$2,698	$2,713
Net income as a percent of net sales (GAAP)	17.3%	22.7%	22.4%	23.6%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	35.0%	40.3%	40.1%	41.6%

Net cash provided by operating activities (GAAP)	$202	$232	$847	$837
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(81)	(48)	(172)	(100)

Adjusted free cash flow (Non-GAAP)	$121	$184	$675	$737

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)

Represents an environmental remediation benefit (recorded in Selling, general and administrative) related to a reduction of the liability for ongoing environmental remediation operating, monitoring and maintenance activities at our Indianapolis, Indiana manufacturing facilities.

(c)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(d)	Represents charges (recorded in Selling, general and administrative) associated with the impairment of long-lived assets related to the production of the TC10 transmission.
(e)

Represents expenses (recorded in Other income (expense), net) related to the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 (together, the “Prior Senior Secured Credit Facility”) in the first quarter of 2019 and the repricing of the new term loan due March 2026 (“New Term Loan”) in the fourth quarter of 2019.

(f)	Represents expenses (recorded in Selling, general and administrative and Engineering - research and development) for earnouts related to our acquisition of Vantage Power Limited.
(g)	Represents a charge (recorded in Other income (expense), net) for investments in co-development agreements to expand our position in transmission technologies.
(h)	Represents (gains) losses (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance Year Ending December 31, 2020
	Low	High
Net Income (GAAP)	$425	$475
plus:
Income tax expense	124	134
Interest expense, net	133	133
Depreciation and amortization	149	149
Stock-based compensation expense (a)	15	15
UAW Local 933 retirement incentive (b)	9	9

Adjusted EBITDA (Non-GAAP)	$855	$915

Net Cash Provided by Operating Activities (GAAP)	$600	$640
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(170)	(160)

Adjusted Free Cash Flow (Non-GAAP)	$430	$480

(a)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.